Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2010 Long-Term Stock Incentive Plan of QEP Resources, Inc. of our report dated March 5, 2010, with respect to the consolidated financial statements and schedule of Questar Market Resources, Inc. (predecessor of QEP Resources, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

June 22, 2010